UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2025

ENVIROTECH VEHICLES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38078	46-0774222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1425 Ohlendorf Road
Osceola, AR 72370
(Address of principal executive offices) (Zip Code)

(951) 407-9860
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.00001 par value	EVTV	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of William C. Miller as Chief Financial Officer

On January 20, 2025, William C. Miller provided notice to Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), of his intention to resign as the Company’s Chief Financial Officer, effective immediately.

Appointment of Jason Maddox as Interim Chief Financial Officer

On January 21, 2025, the Company’s Board of Directors approved the appointment of Jason Maddox, the Company’s President, as Interim Chief Financial Officer of the Company, effective immediately. Mr. Maddox will continue serving as President of the Company and will not receive any additional compensation for his position as Interim Chief Financial Officer.

Jason Maddox, 46, has served as the President of the Company since October 16, 2024, Chief Executive Officer of Maddox Defense, Inc. (“Maddox Defense”) since June 2008 and Chief Executive Officer of Maddox Industries LLC (“Maddox Industries”) from January 2021 until the acquisition of Maddox Industries by the Company in December 2024. He delivers years of large company executive leadership, successfully building Maddox Defense to one of the major players in government contracting. Mr. Maddox graduated from the University of Colorado with a Bachelor of Science degree in mechanical engineering and journalism and mass communication. He also holds a master’s in entrepreneurship from the Babson F.W. Olin Graduate School and a post-graduate certificate in entrepreneurship studies from Harvard Business School.

There were no arrangements or understandings between Mr. Maddox and any person pursuant to which he was selected as Interim Chief Financial Officer. There are no family relationships between Mr. Maddox and any director or executive officer of the Company, and, except as described below, there are no transactions in which Mr. Maddox has an interest requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 18, 2024 (the “Closing Date”), the Company acquired all of the issued and outstanding membership interests in Maddox Industries (the “Purchased Interests”) from Jason Maddox, the sole member of Maddox Industries immediately prior to the Closing Date, in exchange for 3,100,000 shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”) (with an aggregate value of approximately $4.3 million based on the closing price of the Common Stock on The Nasdaq Capital Market as of the Closing Date), pursuant to that certain Membership Interest Purchase Agreement, dated October 30, 2024 (the “Purchase Agreement”), by and among Maddox Industries, Jason Maddox and the Company. As additional consideration for the Purchased Interests, during the six-month period following the Closing Date (the “Earnout Period”), Mr. Maddox is eligible to receive up to six monthly cash payments in an aggregate amount of up to $1 million (each such monthly payment, an “Earnout Payment”) in accordance with the terms of the Purchase Agreement. The Earnout Payment payable to Mr. Maddox for each calendar month during the Earnout Period, if any, will be equal to the aggregate amount of gross revenue received by Maddox Industries in respect of specified receivables during such calendar month, provided that all Earnout Payments payable by the Company to Mr. Maddox under the Purchase Agreement may not exceed $1 million.

The Company’s entry into the Purchase Agreement was disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2024, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIROTECH VEHICLES, INC.

Dated: January 24, 2025	By:	/s/ Phillip W. Oldridge
Phillip W. Oldridge
Chief Executive Officer